EXHIBIT 3.1

AMENDMENT NO. 2
TO THE
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PENN VIRGINIA GP HOLDINGS, L.P.

This Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Penn Virginia GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated as of March 31, 2010 and effective immediately prior to the closing of the secondary public offering of common units in the Partnership on March 31, 2010 (this “Amendment”), is made and entered into by PVG GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”).  Capitalized terms used herein and not otherwise defined are used as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 23, 2007, as amended (the “LP Agreement”).

WITNESSETH

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del.  C. § 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, the General Partner desires to amend the LP Agreement as set forth herein pursuant to and in accordance with Section 13.1 of the LP Agreement; and

WHEREAS, this Amendment is intended to provide Limited Partners with a right to vote in the election of certain directors of the General Partner; however, for the avoidance of doubt, this Amendment is not intended to change in any manner the requirement, as set forth in Section 13.2 of the LP Agreement, that amendments to the LP Agreement may be proposed only by the General Partner.

NOW, THEREFORE, intending to be legally bound, the General Partner agrees as follows:

I.	AMENDMENTS.

The LP Agreement is amended as follows:

1.           Section 1.1 of the LP Agreement is hereby amended by inserting thereto the following new definitions in the appropriate alphabetical order that read as follows:

““Directors” shall mean the members of the Board of Directors.

“General Partner Agreement” shall mean the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 8, 2006, as amended or amended and restated from time to time.

“PVG Directors” shall have the meaning set forth in the General Partner Agreement.

“Sponsor Directors” shall have the meaning set forth in the General Partner Agreement.

“Triggering Resolution” shall mean a resolution adopted by the Board of Directors (including a majority of the PVG Directors) providing for staggered elections of the PVG Directors in the manner set forth in Section 13.4(b)(v).”

2.           Section 13.4 of the LP Agreement is hereby amended by deleting the words “Special Meetings” in the Section header thereto and inserting in its place the word “Meetings”.

3.           Section 13.4 of the LP Agreement is hereby amended by designating the first paragraph thereof as subsection “(a)” and by inserting a new subsection (b) thereof that reads as follows:

“(b)            (i)           An annual meeting of the Limited Partners holding Outstanding Units for the election of PVG Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Outstanding Units shall be held in June of each year beginning in 2011 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting.  Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii)           The Limited Partners holding Outstanding Units (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates) shall vote together as a single class for the election of PVG Directors to the Board of Directors (but such Limited Partners and their Units shall not, however, be treated as a separate class of Partners or Partnership Securities for purposes of this Agreement).  The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as PVG Directors who are nominated in accordance with the provisions of this Section 13.4(b).  The exercise by a Limited Partner of the right to elect the PVG Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii)          Solely with respect to the election and removal of PVG Directors to the Board of Directors, the General Partner, those Limited Partners holding an interest in the General Partner and any of their respective Affiliates shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders.  If the General Partner has provided at least thirty days advance notice of any meeting at which PVG Directors are to be elected, then the Limited Partners holding Outstanding Units (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates) that attend such meeting shall constitute a quorum, and if the General Partner has provided less than thirty days advance notice of any such meeting, then Limited Partners holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding an interest in the General Partner or their respective Affiliates) shall constitute a quorum.

(iv)              The number of PVG Directors on the Board of Directors shall be three or such other number as shall be set forth in the General Partner Agreement.  Immediately prior to the effectiveness of Amendment No. 2 to this Agreement, John C. van Roden, Jr., Robert J. Hall and Jonathan B. Weller were Independent Directors and, upon the effectiveness of Amendment No. 2 to this Agreement, John C. van Roden, Jr., Robert J. Hall and Jonathan B. Weller are each appointed as a PVG Director.  Until such time as a Triggering Resolution has been adopted, each PVG Director shall be elected to serve a term of one year to expire at the next annual meeting.

(v)              This Section 13.4(b)(v) shall become effective upon the adoption of a Triggering Resolution, and no portion of this Section 13.4(b)(v) shall be effective unless and until a Triggering Resolution has been adopted.  The PVG Directors shall be divided into three groups, Group I, Group II, and Group III.  The number of PVG Directors in each group shall be the whole number contained in the quotient arrived at by dividing the authorized number of PVG Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Group I and if the fraction is two-thirds, one of the extra directors shall be a member of Group I and the other shall be a member of Group II.  Each PVG Director shall serve for a term ending as provided herein; provided, however, that the PVG Director designated in the Triggering Resolution to Group I shall serve for an initial term that expires at the annual meeting of Limited Partners held immediately following the Triggering Resolution, the PVG Director designated in the Triggering Resolution to Group II shall serve for an initial term that expires at the second annual meeting of Limited Partners held following the Triggering Resolution, and the PVG Director designated in the Triggering Resolution to Group III shall serve for an initial term that expires at the third annual meeting of Limited Partners held following the Triggering Resolution.  At each succeeding annual meeting of Limited Partners beginning with the first annual meeting following the Triggering Resolution, successors to the PVG Directors whose term expires at that annual meeting shall be elected for a three-year term.

(vi)             Each PVG Director shall hold office for the term for which such PVG Director is elected and thereafter until such PVG Director’s successor shall have been duly elected and qualified, or until such PVG Director’s earlier death, resignation or removal.  If, following a Triggering Resolution, the number of PVG Directors is changed, any increase or decrease shall be apportioned among the groups so as to maintain the number of PVG Directors in each group as nearly equal as possible, and any additional PVG Director of any group elected to fill a vacancy resulting from an increase in such group shall hold office for a term that shall coincide with the remaining term of that group, but in no case will a decrease in the number of PVG Directors shorten the term of any incumbent PVG Director.  Any vacancy in a PVG Director on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of PVG Directors on the Board of Directors) may only be filled by a person nominated for election by a majority of the remaining PVG Directors and elected by a majority of the remaining PVG Directors.  Any PVG Director elected to fill a vacancy not resulting from an increase in the number of PVG Directors shall have the same remaining term as that of his predecessor.  Notwithstanding Section 13.11 of this Agreement, a PVG Director may be removed only at a meeting of the Limited Partners upon the affirmative vote of Limited Partners (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates) holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates); provided, however, a PVG Director may only be removed if, at the same meeting, Limited Partners  holding a majority of the Outstanding Units nominate a replacement PVG Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates) holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding an interest in the General Partner or any of their respective Affiliates) also vote to elect a replacement PVG Director, and, provided, further, following a Triggering Resolution, a PVG Director may only be removed for cause.

(vii)            (A)(1) Nominations of persons for election of PVG Directors to the Board of Directors of the General Partner may be made at an annual meeting of the Limited Partners only pursuant to the General Partner’s notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the PVG Directors (or, if there are no PVG Directors at that time, by or at the direction of a majority of the Sponsor Directors) or (b) by a Limited Partner, or a group of Limited Partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior eighteen (18) months, 5% of the Outstanding Units (in either case, a “Limited Partner Group”) if each member of the Limited Partner Group was a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner, and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii).

(2)              For any nominations brought before an annual meeting by a Limited Partner Group pursuant to clause (c) of paragraph (A)(1) of this Section 13.4(b)(vii), the Limited Partner Group must have given timely notice thereof in writing to the General Partner.  To be timely, a Limited Partner Group’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner).  For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30, 2011.  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.  Such Limited Partner Group’s notice shall set forth:  (a) as to each person whom the Limited Partner Group proposes to nominate for election as a PVG Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a PVG Director if elected; and (b) as to each member of the Limited Partner Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partners, as they appear on the Partnership’s books and records, and of such beneficial owners, (ii) the class or series and number of Units which are owned beneficially and of record by such Limited Partners and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among any or all members of such Limited Partner Group and/or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned Units) that has been entered into as of the date of the Limited Partner Group’s notice by, or on behalf of, any members of such Limited Partner Group and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Unit price changes for, or increase or decrease the voting power of, such Limited Partners and such beneficial owner, with respect to Units, (v) a representation that each member of the Limited Partner Group is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vi) a representation whether any member of the Limited Partner Group or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination, and (vii) any other information relating to any member of such Limited Partner Group and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations promulgated thereunder.  The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a PVG Director of the General Partner.

(3)              Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13.4(b)(vii) to the contrary, in the event that the number of PVG Directors to be elected to the Board of Directors of the General Partner is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 13.4(b)(vii) and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice required by this Section 13.4(b)(vii) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B)              Nominations of persons for election as a PVG Director to the Board of Directors may be made at a special meeting of Limited Partners at which PVG Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of a majority of the PVG Directors (or, if there are no PVG Directors at that time, by or at the direction of a majority of the Sponsor Directors) or (2) provided that the Board of Directors has determined that PVG Directors shall be elected at such meeting, by any Limited Partner Group  pursuant to Section 13.4(a) hereof, if each member of such Limited Partner Group is a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii).  In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more PVG Directors to the Board of Directors, any such Limited Partner Group may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner Group’s notice required by paragraph (A)(2) of this Section 13.4(b)(vii) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

(C)              (1)           Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as PVG Directors.  Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b) (including whether the members of the Limited Partner Group or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner Group’s nominee in compliance with such Limited Partner Group’s representation as required by clause (A)(2)(a)(vi) of this Section 13.4(b)(vii)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b), to declare that such nomination shall be disregarded.  Notwithstanding the foregoing provisions of this Section 13.4(b), unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership.  For purposes of this Section 13.4(b), to be considered a qualified representative of a member of the Limited Partner Group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2)              For purposes of this Section 13.4(b)(vii), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

(3)              Notwithstanding the foregoing provisions of this Section 13.4(b)(vii), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(b)(vii); provided however, that any references in this Agreement to the Securities Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vii) (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 13.4(b)(vii) shall be the exclusive means for a Limited Partner to make nominations.

(viii)           This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(ix)              The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that the PVG Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(x)              If the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.”

4.           Section 13.9 of the LP Agreement is hereby amended to replace the word “The” at the beginning of the first sentence thereof with the following:

“Subject to Section 13.4(b), the”.

5.           The parenthetical set forth in Section 13.12(a) of the LP Agreement is hereby amended in its entirety to read as follows:

“(and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 13.4(b))”.

II.	MISCELLANEOUS.

1.           Successors and Assigns.  This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.           Full Force and Effect.  Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.           Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.           Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

PVG GP, LLC

By:	/s/ William H. Shea, Jr.
Name: William H. Shea, Jr.
Title: President and Chief Executive Officer